Exhibit 10.1

IN THE CIRCUIT COURT OF THE 6TH
JUDICIAL CIRCUIT IN AND FOR
PINELLAS COUNTY, FLORIDA

CIT TECHNOLOGIES CORPORATION,	GENERAL JURISDICTION DIVISION
a Michigan corporation, f/k/a NEWCOURT
TECHNOLOGIES CORPORATION,	CASE NO. 03-2735CI-007

Plaintiff,

v.

DIGITAL LIGHTWAVE, INC., a Delaware
corporation,

Defendant.

MEDIATION SETTLEMENT AGREEMENT

CIT Technologies Corporation (“CIT”) and Digital Lightwave, Inc. (“Digital”), together with non-parties Optel LLC, a Delaware limited liability company, and Optel Capital, LLC, a Delaware limited liability company (collectively, “Optel”), by and through their authorized representatives, have entered into this Mediation Settlement Agreement (the “Agreement”) as of June 8, 2004.

WHEREAS, CIT has initiated the above-captioned action against Digital (the “Action”).

WHEREAS, the Action involves various claims by CIT against Digital arising from or related to the lease of certain equipment from CIT to Digital pursuant to that certain master lease agreement and related schedules set forth on Exhibit 1 attached hereto (collectively, the “Leases”).

WHEREAS, pursuant to the Action CIT has asserted total claims against Digital in the aggregate approximate amount of $15,590,363 plus attorneys’ fees and costs and accruing interest (the “Claim”).

WHEREAS, Digital has delivered equipment to CIT in or about September and October 2002, which equipment was invoiced as Purchase Order #1049595 in the aggregate amount of $321,318 (“Purchase Order #1049595”).

WHEREAS, Optel has advanced proceeds to Digital to satisfy its settlement obligations to CIT set forth herein.

WHEREAS, Digital and Optel have entered into a non-binding term sheet (the “Term Sheet”) to provide financing and to restructure the outstanding debt of Digital to Optel as announced in a Current Report on Form 8-K filed by Digital with the Securities and Exchange Commission (“SEC”) on May 25, 2004, a true and correct copy of which is attached hereto as Exhibit 7.

WHEREAS, the parties desire to resolve all disputes between them completely and to settle and to terminate finally and completely any and all claims, demands, liabilities and causes of action between them, including the Action.

NOW THEREFORE, in consideration of the covenants contained in this Agreement, and for further, good and valuable consideration, including, but not limited to, the mutual avoidance of further costs, inconvenience and uncertainties relating to the Action, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
  Cash Payment at Closing. CIT shall receive $5,200,000, of which $5,150,000 shall be paid by bank official check on June 8, 2004 (the “Closing”) and $50,000 shall be paid by bank official check on June 9, 2004 and sent to CIT by overnight mail.
  Returned and Released Equipment. Effective as of the Closing:

    Digital shall and hereby does release all of its right, title and interest in and to each unit of leased equipment returned by Digital to CIT in accordance with the Agreed Order of Replevin, each unit of leased equipment underlying Master Equipment Lease Agreement Schedule No. 007, each unit of leased equipment otherwise in CIT’s possession as of the Closing, and each unit of equipment underlying Purchase Order #1049595, including the equipment described on attached Exhibit 2 (collectively, the “Returned Equipment”). Digital acknowledges that CIT may sell the Returned Equipment in an orderly manner as it deems appropriate over the length of time it deems appropriate. Digital shall provide to CIT at Closing a bill of sale for the equipment underlying Purchase Order #1049595.
    CIT shall and hereby does release all of its right, title and interest (including any claims or liens) in and to each unit of leased equipment that it originally leased to Digital pursuant to the Leases which is not Returned Equipment (such equipment is more fully described in Exhibit 3 attached hereto, which Exhibit 3 is true and correct absent manifest error and provided each such unit of equipment is not in CIT’s possession as of the Closing) (the “Released Equipment”), and CIT shall and hereby does assign all of its right, title and interest to the Released Equipment to Digital. CIT represents and warrants to Digital that it holds title to the Released Equipment in accordance with the Leases and that it has not granted any liens or encumbrances on the Released Equipment. The Released Equipment is otherwise provided to Digital “AS-IS, WHERE-IS”. CIT shall further execute and deliver UCC-3 termination statements, as necessary in Digital’s reasonable judgment, to release such equipment from all UCC-1 Financing Statements that CIT caused to be filed against Digital, as debtor.
  Warranty Obligation; Repair, Etc.

    Commencing as of the Closing, Digital shall provide a newly-issued one-year standard warranty for each unit of Returned Equipment that is (i) re-delivered by CIT to Digital; and (ii) shipped by Digital to the end purchaser. The shipping shall be at CIT’s cost and expense. Upon completion of Digital’s work on a unit of Returned Equipment, CIT will either arrange for Federal Express pick-up and delivery to the end purchaser or will pay such cost to Digital at the time of delivery to the end purchaser. Any such warranty shall be limited in amount to $2,000.00 per unit, and shall in any event terminate by no later than December 31, 2005. Moreover, Digital shall be required to issue such a warranty only with respect to Returned Equipment that has not been tampered with or modified in any way since the time it was received by CIT pursuant to the Agreed Order of Replevin, or, as to equipment underlying Lease Schedule No. 007, since delivered to CIT.
    At or as soon as practicable after the Closing, Digital shall supply to CIT for the Returned Equipment the missing cords, damaged components, manuals, literature, and warranty materials listed on Exhibit 4 attached hereto. Digital shall also confirm, prior to shipping a unit, that the software running on each unit of Returned Equipment is to manufacturer’s specification for such unit.
    CIT represents, warrants and covenants to Digital that each unit of Returned Equipment delivered by CIT to Digital pursuant to this ¶3 has not been and shall not be leased to any other party since the date such equipment was returned to CIT pursuant to the Agreed Order of Replevin, or, as to equipment underlying Lease Schedule No. 007, since delivered to CIT through the date such equipment is re-delivered by CIT to Digital pursuant to the first sentence of ¶3.1 above. Digital shall have no obligation under ¶3.1 to provide a warranty for any Returned Equipment that has been leased to any other party in breach of this ¶3.3.
    As used in this ¶3, the term “Returned Equipment” shall not include any unit of equipment underlying Purchase Order #1049595. As to the equipment underlying Purchase Order #1049595, the original warranty shall survive and remain in place according to its terms and conditions.
  Digital Common Stock. At the Closing, Digital shall (i) issue to CIT 2,500,000 shares of common stock of Digital (the “Shares”), and (ii) enter into a registration rights agreement (the “Rights Agreement”) with CIT, in the form attached hereto as Exhibit 5.
  Conversion of Optel Debt.

    Digital agrees that if pursuant to the Term Sheet, any binding agreement arising out of the Term Sheet, or pursuant to any other agreement it shall authorize or execute, or take any action, whether through its officers, directors, or other agents to authorize or execute, (i) the conversion of any debt (secured or unsecured) owing by it to Optel as of the Closing (the “Optel Debt”) into equity of Digital or (ii) the exercise of any warrants or other equity securities issued by Digital to Optel pursuant to the Term Sheet (the “Warrants”) into equity of Digital, either in a principal amount greater than $5 million in the aggregate or at a conversion price of less than $1.00 per share during the period beginning on the Closing and ending thirty (30) days following the Effective Date (as defined in the Rights Agreement) (as such 30-day period may be extended pursuant to Section 1.6(b) of the Rights Agreement) (the “Lock-Up Period”), then, an Optel Default (as defined below) shall have occurred and Digital shall issue additional shares of restricted common stock of Digital to CIT in accordance with ¶5.2 below. Notwithstanding the foregoing, nothing in this ¶5 shall in any way prohibit or restrict Digital from authorizing or executing any agreement with Optel that provides for the conversion of all or any portion of the Optel Debt at any time other than during the Lock-Up Period or provides for the sale or other issuance of the Warrants, other warrants or other equity securities of Digital to Optel at any time (but not the exercise of the Warrants during the Lock-Up Period). CIT acknowledges that it is familiar with the Optel Debt and the Term Sheet, and the transactions contemplated therein, as disclosed by Digital in its filings with the SEC.
    In the event that Digital permits Optel to convert any of the Optel Debt or exercise the Warrants in violation of ¶5.1 above (an “Optel Default”), then, as liquidated damages and not as a penalty, Digital shall, within five (5) days of the earlier to occur of (i) conversion of the Optel Debt and exercise of the Warrants in the aggregate amount or dollar value in violation of ¶5.1 above or (ii) CIT’s written demand therefore, promptly take all corporate action necessary to, and will, issue to CIT an additional 2,500,000 shares of restricted common stock of Digital to CIT. To fully effectuate the terms of this ¶5, Digital shall execute and deliver pleadings and other documents in form and substance satisfactory to CIT and to CIT’s counsel, Devine Goodman Pallot & Wells, P.A., consenting to the entry of an order, injunction, or judgment directing Digital to issue the 2,500,000 shares of restricted common stock of Digital to CIT upon an Optel Default, if any. Digital fully consents to and waives any requirement of bond or other security for any such order, injunction or judgment to take effect.
  Dismissal Without Prejudice. On the date of the Closing, CIT and Digital shall execute and file a stipulation and joint motion for a final judgment of replevin and dismissal of the Action without prejudice substantially in the form of Exhibit 6 attached hereto.
  Releases. Effective upon the Closing, the parties agree to release each other as follows:

    Subject to ¶7.3 below, CIT, by and through its duly elected officers, for itself, its present and former parents, subsidiaries, affiliates, members, officers, directors, employees, agents, successors, and assigns (the “CIT Group”), hereby fully releases and does forever discharge Digital, Optel and each of their respective present and former parents, subsidiaries, affiliates, shareholders, officers, directors, employees, agents, successors, attorneys, and assigns and each and all of them, of and from any and all past, present or future claims, debts, rights, liabilities, damages, costs, expenses, attorneys’ fees, causes of action, and lawsuits, of every kind, nature, or description, whether known or unknown, suspected or unsuspected, fixed or contingent, which the CIT Group ever had, now has or may hereafter acquire, upon or by reason of any matter, cause, event or thing whatsoever accruing, occurring or arising from the beginning of the world to the date of the Closing, directly or indirectly related to the Leases, the Returned Equipment, the Claim, the Action, the Optel Debt, or the issuance of the Term Sheet, and any and all claims based upon or in any way relating to any of the foregoing; provided, however, that this release shall not apply to (i) Digital’s or Optel’s obligations to CIT under this Agreement or (ii) any monetary or non-monetary obligations of Digital with respect to any lease, equipment or warranty claims or transactions between Digital and CIT which are not the subject of the Action.
    Digital and Optel, by and through their duly elected officers, for themselves, their present and former parents, subsidiaries, affiliates, members, officers, directors, employees, agents, successors, and assigns (the “Digital Group”), hereby fully release and do forever discharge CIT and its present and former parents, subsidiaries, affiliates, shareholders, officers, directors, employees, agents, successors, attorneys, and assigns and each and all of them, of and from any and all past, present or future claims, debts, rights, liabilities, damages, costs, expenses, attorneys’ fees, causes of action, and lawsuits, of every kind, nature, or description, whether known or unknown, suspected or unsuspected, fixed or contingent, which the Digital Group ever had, now has or may hereafter acquire, upon or by reason of any matter, cause, event or thing whatsoever accruing, occurring or arising from the beginning of the world to the date of the Closing, directly or indirectly related to the Leases, the Returned Equipment, the Claim, the Action, and any and all claims based upon or in any way relating to any of the foregoing; provided, however, that this release shall not apply to (i) CIT’s obligations to Digital or Optel under this Agreement or (ii) any monetary or non-monetary obligations of CIT with respect to any lease, equipment or warranty claims or transactions between Digital and CIT which are not the subject of the Action.
    Digital acknowledges that the fundamental premise of this Agreement, including CIT’s release of Digital and Optel as provided in ¶7.1 above, is the irrevocable receipt by CIT of the payment sum provided for in ¶1 above and the Returned Equipment, and the issuance of the Shares (collectively, the “CIT Payment”) as well as the continued operation of Digital outside of a bankruptcy case. In the event a bankruptcy case is filed by or against Digital within the 90-day preference period provided in Section 547 of Title 11 of the United States Code following the transfer to CIT of the CIT Payment, Digital shall obtain from the Bankruptcy Court a final order binding on Digital, the U.S. Trustee, any committees appointed or to be appointed by the Bankruptcy Court, all creditors, and any subsequently appointed Chapter 11 or 7 trustee(s) setting an absolute bar date for the commencement of any action against CIT to disgorge or return all or any portion of the CIT Payment or otherwise against CIT in connection with the CIT Payment, which bar date shall be scheduled for a date not later than the earlier of (i) sixty (60) days after the filing of the bankruptcy petition or (ii) the date for approval of any disclosure statement by Digital (the “Action Bar Date”). The remainder of this ¶7.3 shall apply only if Digital is a debtor in a bankruptcy case filed by or against it within the 90-day preference period provided in Section 547 of Title 11 of the United States Code following the transfer to CIT of the CIT Payment and (i) an action is brought against CIT prior to expiration of the Action Bar Date (or the Bankruptcy Court determines to allow an untimely filed action) or (ii) Digital fails to obtain an Action Bar Date on the terms set forth above. Then, and only then, the release by CIT provided in ¶7.1 above as to the Preference Voting Amount and the Preference Amount (each as defined below) shall be deemed null, void and of no further force or effect, without requiring any further action or notice by any party hereto, and CIT shall have an allowed claim for all purposes in connection with the administration of the bankruptcy case or voting on any disclosure statement or plan in the amount of $10,590,363 (which amount represents the net of the Claim less a deemed value of $2.5 million for each of the Returned Equipment and the Shares) (the “Preference Voting Amount”). In addition, for the purpose of distribution under a plan or otherwise, Digital shall owe CIT an amount equal to the sum of (i) $5,590,630 plus (ii) the amount that CIT actually transfers on account of any judgment or order entered against it in connection with the CIT Payment (the “Preference Amount”).
  Confidentiality. Until the material terms of this Agreement are disclosed by Digital in accordance with SEC regulations, Digital, Optel and CIT shall not voluntarily disclose to any person who is not a signatory to this Agreement any of the terms of this Agreement, except the parties may disclose this Agreement and any terms thereof (i) in response to a subpoena or other binding legal process that the party believes is lawfully issued and served, (ii) in response to a request initiated by any state or federal regulatory agency, (iii) to any person within their organization or professionals retained by their organization with a need to know the information, including, without limitation, senior management, internal and external counsel, auditors, regulators, etc. (provided, that in each case such party shall take reasonable measures to protect the secrecy of and avoid disclosure of the fact of this Agreement and its terms by such persons), or (iv) as otherwise required by law. In the event any party is served with a subpoena or other binding legal process which calls for the disclosure of any information that is subject to this confidentiality provision, that party shall immediately notify the other parties to this Agreement of the subpoena or other legal process and each such other party shall take whatever action it deems necessary to protect its own interest. The parties further agree that if any party initiates any proceedings to enforce the terms of this Agreement, this Agreement and its contents shall be sealed in connection with such proceedings and shall remain confidential to the fullest extent possible by law. Nothing in this Agreement is intended by the parties to alter, eliminate, change, abrogate or reduce any disclosure requirement that any party hereto is (or at any time hereafter may be) obligated to comply with under the law
  Time. Time is of the essence.
  Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of Florida. For avoidance of doubt, this provision is not intended to, and does not, alter or change the governing law under the Leases as set forth therein or as determined by a court of competent jurisdiction.
  Integration. This Agreement, together with all of the Exhibits, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.
  Amendment. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by CIT, Digital and Optel, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
  Execution. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
  Representation by Counsel. Each of the parties represent and warrant that each of them has been represented by counsel in the negotiation of this Agreement, that each of their duly authorized representatives have read or otherwise learned and understand the contents thereof, and that said representatives have executed this Agreement knowingly, voluntarily, and willfully
  Further Mediation. Any controversy or claim arising out of or relating to this Agreement shall be submitted to mediation through the parties’ mediator, Laurie Reimer, at a mutually convenient time and date (but, in any event, within 20 days of any controversy or claim arising).
  Disclaimer. This Agreement is made in connection with a full, final and complete satisfaction and compromise of disputed claims and matters. Neither this Agreement nor any action or acts taken in connection with this Agreement or pursuant to it constitutes an admission by any party to this Agreement or by any other entity or person that any conduct or action was unlawful or in violation of any contract, agreement, understanding, custom, or obligation among or between any of the parties, or constituted any wrongdoing whatsoever.
  Warranty of Authority. Each of the signatories below represents and warrants that he or she is authorized to execute this Agreement on behalf of the party for whom he or she signs this Agreement.

IN THE CIRCUIT COURT OF THE 6TH
JUDICIAL CIRCUIT IN AND FOR
PINELLAS COUNTY, FLORIDA

CIT TECHNOLOGIES CORPORATION,	GENERAL JURISDICTION DIVISION
a Michigan corporation, f/k/a NEWCOURT
TECHNOLOGIES CORPORATION,	CASE NO. 03-2735CI-007

Plaintiff,

v.

DIGITAL LIGHTWAVE, INC., a Delaware
corporation,

Defendant.

STIPULATION AND JOINT MOTION FOR
FINAL JUDGMENT OF REPLEVIN AND ORDER OF DISMISSAL

COMES NOW, the parties hereto, by and through their undersigned attorneys, and state:

1.   The parties have entered into that certain Mediation Settlement Agreement dated as of June 8, 2004 (the “Settlement Agreement”). On the terms and conditions of the Settlement Agreement the parties have amicably settled all matters and things in controversy that are the subject of this Action.

2.   Pursuant to the Order Prejudgment For Writ of Replevin and Prejudgment Writ of Replevin entered by the Court and Clerk of Court on October 3, 2003 and October 7, 2003, respectively, CIT shall be and is entitled to possession of the equipment returned to CIT, which equipment is defined in the Settlement Agreement as the “Returned Equipment” (other than the equipment comprising Purchase Order #1049595), as against Digital and all parties or creditors acting by or through Digital and such determination of possession is binding and final for all purposes and shall survive dismissal of this Action.

3.   All claims raised in this Action shall be dismissed without prejudice, subject to ¶4 below.

4.   Dismissal of all of the claims in this Action shall revert to a dismissal with prejudice in the event no bankruptcy case is filed by or against Defendant Digital Lightwave, Inc. within the 90-day preference period provided in Section 547 of Title 11 of the United States Code following the transfer to CIT of the CIT Payment (as defined in the Settlement Agreement).

5.   Each party shall bear its respective costs and attorneys’ fees incurred in this Action.

WHEREFORE, the parties hereto move this Court for the entry: (i) awarding possession of the Returned Equipment to CIT; (ii) dismissing the claims in the Action without prejudice, subject to ¶4 above and on the other terms set forth herein; and (iii) for such other and further relief as the Court deems appropriate.

FOR FINAL ORDER OF REPLEVIN AND DISMISSAL

THIS CAUSE having come before the Court on the Stipulation and Joint Motion for Final Order of Replevin and Order of Dismissal entered into by both parties, the Court having reviewed the file, and being otherwise fully advised in the premises, it is hereby

ORDERED AND ADJUDGED that CIT Technologies Corporation has the right against Digital Lightwave, Inc. of possession and to retain possession of the “Returned Equipment” as owner as more fully described in the parties’ Settlement Agreement, which equipment is further described on Exhibit “A” to this Order. This determination of right of possession shall survive dismissal of this Action for all purposes.

ORDERED AND ADJUDGED that all claims raised in this Action are and shall be dismissed without prejudice, subject to ¶4 above. Each party shall bear its respective costs and attorneys’ fees.

DONE AND ORDERED in Chambers, at Clearwater, Pinellas County, Florida this ______ day of June 2004.